                        Consent of Grant Thornton LLP

We have issued our reports dated November 6, 1997 accompanying the consolidated financial statements and schedules of Resource America, Inc. and subsidiaries included in the Annual Report on Form 10-K for the year ended September 30, 1997, which form is incorporated by reference in this Registration Statement; we have also issued our reports dated November 6, 1997, except for the earnings per share disclosures in footnote 2 for which the date is February 19, 1998, accompanying the consolidated financial statements for the years ended September 30, 1997 and 1996 and for each of the three years in the period ended September 30, 1997, which financial statements are included in this Registration Statement. We consent to the incorporation by reference and the use in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP
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Cleveland, Ohio
March 30, 1998